EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the MRV Communications, Inc. 2015 Long-Term Incentive Plan of our reports dated April 2, 2013, with respect to the consolidated financial statements of MRV Communications, Inc., and the effectiveness of internal control over financial reporting of MRV Communications, Inc. included in the Annual Report (Form 10-K) of MRV Communications, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Los Angeles, California
May 28, 2015